EXHIBIT 99.1

TELETOUCH ANNOUNCES NEW SUBSIDIARY, PROGRESSIVE CONCEPTS, INC.,

A LEADING CINGULAR MASTER DISTRIBUTOR, RESELLER AND TOP-10 MVNO

UNDER THE HAWK ELECTRONICS BRAND

FORT WORTH, Texas (August 17, 2006) — Teletouch Communications, Inc. (AMEX:TLL) announced today that on August 11, 2006, it became the owner of all of the issued and outstanding equity securities of Progressive Concepts, Inc. (“PCI”), based in Fort Worth, Texas. PCI is a leading Cingular® Wireless Master Distributor, Reseller and Top-10 MVNO (Mobile Virtual Network Operator), known in Texas and Arkansas under the Hawk Electronics consumer brand name for over thirty years. One-hundred-percent of the issued and outstanding equity securities of PCI were contributed to Teletouch by TLL Partners, LLC (“TLLP”), a Delaware limited liability company and the holder of more than 82% of Teletouch’s outstanding common stock. Teletouch did not issue any monetary or stock consideration in connection with the equity contribution. The operating results of PCI will be consolidated with those of Teletouch for financial reporting purposes.

Teletouch’s existing business and the newly-acquired PCI business will combine over 40-years of operating history in multiple forms of direct and wholesale wireless product and service sales, billing and customer service to consumer, business and government users, including a unique distribution and reseller co-branding relationship with Cingular® Wireless, sold under the “Hawk Electronics” retail brand and “Hawk Corporate Communications” for direct sales to enterprise and government customers. Related PCI operating units include PCI Marketing, a leading cellular and automotive electronics wholesale distributor, supporting a national commercial base of some 2,000 smaller consumer electronics retailers and auto dealers for such leading manufacturers as Motorola, Nokia, Sony, JVC, XM and Sirius Satellite Radio, Digital Antenna, Blaupunkt, and many others.

PCI provides all of the cellular billing and customer service for its own customer base, and retains a recurring revenue stream on all cellular airtime and data revenues, and one-time revenue on all other cellular product and non-cellular services. After accounting for various discontinued operations, including the previously announced sale of its paging business, TLL consolidated fiscal year 2007 revenues are expected to increase to approximately $92 to $95 million, of which roughly 60% is expected to consist of recurring wireless services billing income.

Teletouch CEO, T. A. “Kip” Hyde, Jr. stated, “The Company will now serve approximately 100,000 cellular, wireless messaging and two-way radio subscribers, agents and independent retailers throughout our region and the country. As we expand our cellular services footprint, within our own distribution channels and through our enterprise customers, we expect to see an exciting transition into the high-growth mobile SMS, content delivery, MVNO and MVNE (Mobile Virtual Network Enabler) businesses, as well as solid internal growth in our core consumer and wholesale subscriber base. To realize our goal of becoming a leading mobile lifestyle services provider, this structure provides Teletouch with a solid platform for long-term growth.”

The current business of PCI is very similar to the paging and two-way wireless services businesses that Teletouch has provided for more than four decades. For over twenty-years, PCI’s core business has been in acquiring, billing, and supporting over 90,000 cellular subscribers under a unique, recurring revenue relationship with Cingular. The consumer services business is operated primarily under the Hawk Electronics brand name, with business and government sales provided by the Hawk Corporate Communications group. As a Master Distributor, MVNO and MVNE, PCI controls the entire customer experience, including initiating and maintaining the cellular service agreements, rating the cellular plans, providing complete customer care, underwriting new account acquisitions, and providing multi-service billing, collections, and account maintenance. The original agreements between PCI and Cingular (and its predecessors) span over twenty years and now comprise a number of multi-year agreements in specifically-contracted markets in Texas and Arkansas.

Key to the success of PCI has been its proprietary, internally-developed cellular/multi-service billing and customer service platform providing PCI with a distinct competitive advantage over other entrants to this MVNO market. Not only does the platform provide core post-paid cellular billing, the complete system allows PCI to offer unique services to its subscribers, including: consolidation/bundling of different products and services into one monthly invoice; instant credit scoring; web-based bill payment; and many advanced, real-time customer relationship management (“CRM”) functions. For corporate and government customers, the proprietary billing platform provides custom, highly-detailed billing support and services generally not available from the carriers themselves. This highly sophisticated billing system is one of PCI’s most important assets, and has been fully incorporated into all aspects of the Company’s cellular operations.

Hyde concluded, “Teletouch can now begin leveraging its combined forty-plus years of telecommunications experience as it expands into the Mobile Virtual Network Operator (“MVNO”) and Mobile Virtual Network Enabler (“MVNE”) markets as a turnkey service provider to retailers and other enterprise customers. We look forward to challenges and opportunities that we will face in the years going forward in this exciting and large industry segment.”

More detailed information relating to TLL Partners, LLC’s contribution of PCI to Teletouch and the important contractual arrangements executed in connection therewith may be found in the Current Report on Form 8-K filed by Teletouch on August 17, 2006. Further financial information will be filed by way of an amendment to that Current Report which is required to be filed on or before October 27, 2006.